EQUIPMENT LEASE AGREEMENT

This Agreement is made as of this 11th day in February 2008 by and between Firepond, Inc., a Delaware corporation, whose principal place of business is located at 205 Newbury Street, Framingham, Massachusetts 01701 (“Firepond”), and FP Tech Holdings, LLC, a Texas Limited Liability Company (“Lessor”).

LEASE COMMITMENT :	Up to $200,000, available in one or more draw downs.
COMMITMENT TERM :	24 Months
MONTHLY RENTAL FACTORS :	Months 1-12: 0.6667% of outstanding Principal Months 13-24: 0.8333% of outstanding Principal Month 25+: 1.6667% of outstanding Principal
PRINCIPAL:	Amounts drawn per the Lease Commitment shall constitute Principal.
PAYMENTS:
Firepond shall be responsible for the Monthly Rental Factor based on the average principal outstanding each month which Monthly Lease Factor shall accrue and be payable at the earlier of the end of the Lease Commitment Term or upon optional repayment of Principal.  Principal may be repaid in full or in part at any time without penalty, but in no case later than expiration of the Commitment Term.

DRAW DOWN PROCEDURE:
Firepond shall make all draw down requests to Lessor in writing in the form attached to this Agreement.  Such writing shall contain the amount of the Lease Commitment being requested, but in no event may the aggregate draw downs exceed the Lease Commitment.  Approval of the draw down is at the sole discretion of Lessor.

END OF LEASE OPTIONS:
Upon repayment of Principal in full at any time during the period of the Commitment Term, the Equipment underlying this Agreement at the time of such repayment may be purchased by the Company for the sum of Ten Dollars ($10.00) in the aggregate.  In all other cases, at the end of the Commitment Term all Equipment must be returned to Lessor at Lessor’s address noted below.

TITLE:	Until payment of Principal for any draw down, title to the Equipment shall at all times remain in the name of Lessor and Firepond at its expense shall protect and defend Lessor’s title.
EQUIPMENT AND USES:
Servers, routers, storage equipment, personal computers, laptop computers, telephone systems, software as well as use for general corporate purposes. All Equipment will remain covered by hardware maintenance and software support agreements.

RISK OF LOSS:	Firepond is responsible for all risk of loss or damage to the Equipment and shall at all times insure the Equipment against risk of loss.
TAXES:	Firepond shall be responsible for and pay all taxes related to the Equipment or arising as a result of this Agreement.
FILINGS:	Firepond will, at its expense, promptly file in Middlesex County, Commonwealth of Massachusetts appropriate Forms UCC-1 evidencing this agreement and the security interest in the Equipment hereunder.
LEASE SCHEDULES:	Firepond shall provide Lessor by the last day of each calendar quarter during the Commitment Term, a schedule of all Equipment subject to this Agreement.
MISCELLANEOUS:	This Agreement shall become effective immediately upon the execution hereof by all of the parties identified on the signature pages hereto.
GOVERNING LAW:	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
COUNTERPARTS:
This Agreement may be executed in multiple counterparts, each of which when so executed shall be deemed to be original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FIREPOND, INC.

_______________________________________________
Stephen Peary
Chief Financial Officer

LESSOR:

_______________________________________________
(Signature)
_______________________________________________
(Print Name)
_______________________________________________
(Title)

FP Tech Holdings, LLC
207C N. Washington Ave.
Marshall, Texas 75670

LEASE EQUIPMENT SCHEDULE

DRAW DOWN REQUEST FORM
(On Firepond Letterhead)

DATE:

Addressee:

Re:           Equipment Lease Agreement, dated as of February 11, 2008
    Draw Down Request No. [  ]

Dear [Lessor]:

Pursuant to the above referenced Equipment Lease Agreement, Firepond hereby requests approval for the draw down of $[            ] of the Lease Commitment.  With approval of this amount, the aggregate amount outstanding on the Lease Commitment will be $[               ].

Upon approval of the requested draw down, please wire funds to our account as follows:

Routing number:            121000248
Account Number:         4121192942
Sort Code:                   182
Swift code:                   WFBIUS6S (For int’l wires only)
Bank:                           Wells Fargo, NA
90 South 7th Street
Minneapolis, MN  55479
USA
Beneficiary:                   Firepond, Inc.
11 Civic Center Plaza Suite 310
Mankato, MN 56001

Thank you for your continued support of Firepond, Inc.

Sincerely,

Name
Title: [CEO or CFO]